TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE INTERNATIONAL BUSINESS COMPANIES ACT
(CAP.291)

CERTIFICATE OF INCORPORATION (SECTION 11)

No. 569277

The Registrar of Companies of the British Virgin Islands HEREBY CERTIFIES pursuant tot he International Business Companies Act, (Cap.291) that

Blue Earth Refineries Inc.

is incorporated in the British Virgin Islands as an International Business Company, and that the former name of the said company was

NATURE EXTRAC LIMITED

which name has been changed 8th day of July , 2004 to

Blue Earth Refineries Inc.

SEAL CRTI014K	Given under my hand and seal at Road Town, in the Territory of the British Virgin Islands /s/ signed REGISTRAR OF COMPANIES